Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 7, 2025, with respect to the consolidated financial statements of Terex Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Boston, Massachusetts
December 19, 2025